EXHIBIT 10.173

PERSONAL AND CONFIDENTIAL October 12, 2016

Christine Mason Soneral
c/o ITC Holdings Corp.
27175 Energy Way
Novi, Michigan 48377
Letter Agreement
Dear Christine,
Reference is made to the Agreement and Plan of Merger (as amended or modified from time to time, the "Merger Agreement"), dated as of February 9, 2016, by and among FortisUS Inc., Element Acquisition Sub Inc., Fortis Inc., and ITC Holdings Corp. (the "Company") and your employment agreement, dated as of February 3, 2015, by and between you and the Company (the "Employment Agreement"). Unless specified herein, capitalized terms not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
Pursuant to Section 7.9(e) of the Merger Agreement, on the first payroll date following the Effective Time, the Company and its subsidiaries shall pay a pro-rated portion of the annual bonus (and other cash incentive award) relating to the year (or other applicable performance period) in which the Effective Time occurs based on the terms described therein. Notwithstanding the terms of the Merger Agreement, you and the Company hereby agree that your annual bonus for 2016 (with the exception of the Total Shareholder Return component which will be paid out pursuant to the terms of the Merger Agreement) (the "Bonus Compensation") will be calculated in the ordinary course and paid out to you in accordance with your employment agreement (including provisions therein related to timing of such payments) and the Company's past practices, based on the actual performance achieved by the Company in 2016.
Pursuant to Section 2.2(c) of the Merger Agreement, immediately prior to the Effective Time, each Performance Share shall automatically vest at the higher of target and actual performance, be canceled and entitle the holder to cash consideration for such Performance Shares on the terms described therein. Notwithstanding the terms of the Merger Agreement, you and the Company hereby agree that a number of your Performance Shares shall be canceled pursuant to Section 12(I)(iii) of the Employment Agreement (as modified below) to prevent "Employer Payments" (as defined therein) from being subject to the tax imposed by Section 4999 of the Internal Revenue Code, with the exact amount to be determined by the Company based on the applicable merger consideration. In the event the value of the Performance Shares is insufficient, the Company shall reduce compensation from other sources pursuant to Section 12(I)(iii) of the Employment Agreement (as modified by this Agreement). In addition, in exchange for your continued service to the Company, the Company hereby agrees to pay you additional cash compensation in an amount equal to the canceled consideration described in the previous two sentences, payable in five (5) equal installments to be paid on the first payroll date following the first day of each fiscal quarter beginning January 1, 2017, contingent on your continued service to the Company or its affiliates on each applicable payment date (the

"Cash Compensation"). You and the Company agree this Cash Compensation, together with other compensation payable to you, is reasonable for the services you are expected to provide over the installment period.

For the avoidance of doubt, to be eligible to receive the Bonus Compensation and the Cash Compensation there must be in place a current and effective employment agreement between you and the Company.
Pursuant to Section 12(I)(iii) of the Employment Agreement, if the Employer Payments (as defined in the Employment Agreement) must be reduced to prevent such Employer Payments from being subject to the tax imposed by Section 4999 of the Internal Revenue Code, the Employer Payments are to be reduced in the following order: (A) payments owed to you upon a termination without cause or for good reason (if applicable); (B) any other cash amounts payable to you; (C) the value as parachute payments of the acceleration of vesting of any stock options; (D) the value as parachute payments of the acceleration of vesting of any restricted stock; (E) the value as parachute payments of the acceleration of vesting of any equity interest not covered by (C) or (D) above; and (F) the value as parachute payments of any other benefits received. Notwithstanding the terms of Section 12(I)(iii) of the Employment Agreement, you hereby agree that the Employer Payments will be reduced in an order mutually agreed upon between you and the Company, provided such order will be done in compliance with Section 409A of the Internal Revenue Code.
This Agreement sets forth the entire agreement and our mutual understanding with respect to the matters covered hereby and the Employment Agreement shall be interpreted in a manner that gives effect to the intent of the parties set forth herein. Except as provided herein, all other terms and conditions in the Employment Agreement remain in full force and effect. This Letter Agreement supersedes all prior agreements and understandings with respect to the subject matter hereof.
We look forward to your acceptance and acknowledgment of this letter, which you can indicate by promptly signing and dating below.
ITC Holdings Corp.
By: _/s/ Joseph L. Welch____
Name: Joseph L. Welch
Title: Chairman, President & CEO

Acknowledged and Agreed:

/s/ Christine Mason Soneral___
Christine Mason Soneral

Dated: __10/12/2016___________________